Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Silexion Therapeutics Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.0009 per share (“ordinary shares”)	Other(2)	156,409(3)	$1.315(2)	$205,677.84	$0.0001531	$ 31.49
	Equity	ordinary shares	Other(4)	623(5)	$60.49(4)	$37,685.27	$0.0001531	$5.77
	Equity	ordinary shares	Other(4)	22,705(5)	$60.51 (4)	$1,373,879.55	$0.0001531	$210.35
	Equity	ordinary shares	Other(4)	133(5)	$0.0054 (4)	$0.7182	$0.0001531	$0.01
	Equity	ordinary shares	Other(4)	354(5)	$37.53 (4)	$13,285.62	$0.0001531	$2.04
Total Offering Amounts				180,224		$1,630,529.00		$249.66
Total Fees Previously Paid								--
Total Fee Offsets								--
Net Fee Due								$249.66

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Silexion Therapeutics Ltd. (formerly Silenseed Ltd.) 2013 Share Option Plan (the “2013 Plan”) and the Silexion Therapeutics Corp 2024 Equity Incentive Plan  (the “2024 Plan”).

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.315 per share, which represents the average of the high ($1.36) and low ($1.27) prices of the ordinary shares as reported on the Nasdaq Global Market on March 14, 2025.

(3)	Represents ordinary shares available for issuance pursuant to potential future grants under the 2024 Plan.

(4)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options that have been granted under the 2013 Plan.

(5)
Consists of ordinary shares issuable upon exercise of options that are outstanding under the 2013 Plan, which options are exercisable at the exercise price shown in this row in the column “Proposed Maximum Offering Price Per Unit”